Exhibit 10.19

Dear John:

I am excited to have you join the McAfee family following the closing (the “Closing”) of the transaction between Intel and TPG in which Intel Security will once again become a stand-alone company named McAfee (the “Transaction”). We share a common vision of where we want to take McAfee. You are considered a key leader and driver of our vision, and your contribution is critical to the success of McAfee.

I am pleased to offer you the compensation package described below. The attached compensation profile provides an estimate of your annual compensation package (the “Profile”).

Base Salary. Your annual base salary will continue at its current level, subject to any increases that occur before the Closing.

Total Incentive Target. Effective as of the Closing, you will be eligible for the following incentive bonus programs with a total annual target of 124% of your base salary, or an annual target of $583,766 based on your current base salary.

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Annual Incentive Program. All of your total annual bonus target is anticipated to be paid out annually for the prior year based on McAfee’s financial performance, as well as (in certain cases) achievement of specified operational and/or individual goals, subject to the terms of the Corporate Bonus Plan. The attached Profile contains an estimate of your annual performance bonus payout for 2017.

Long-Term Incentives. Additionally, the parent holding company (“Parent”) of McAfee is establishing a long-term incentive pool to allow key employees, such as you, to share in future increases in value of the company. In recognition of your past contributions and as a reflection of your future achievements and contributions, your long-term incentive awards will consist of three elements:

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Cash Award. At the Closing, you will receive a cash award, the value of which will be equal to the value at the Closing of the unvested Intel RSUs that you held that are scheduled to vest during the first year following the Closing (with a value based on the closing price of Intel’s stock on the last trading day prior to the Closing, and with such amount payable without interest). This cash award will vest on the same basis as the Intel restricted stock units (“Intel RSUs”) to which they relate (or pursuant to a vesting schedule with earlier vesting dates). The cash award will be subject to the terms and conditions of a long-term incentive plan and the award agreement.

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Restricted Share Units. At the Closing, you will receive a grant of Restricted Share Units (“RSUs”), which will have the same value (at grant) as unvested Intel RSUs that you hold immediately prior to the Closing, that are scheduled to vest after the first year following the Closing. The initial value of the RSUs will be determined based on Intel’s closing price on the last trading day prior to the Closing. The RSUs will vest on the same basis as the Intel RSUs that they replace (or pursuant to a vesting schedule with earlier vesting dates), and will be payable in the form of common units of Parent. Accordingly, the value at distribution will take into account increases in value of the equity after the date of grant.

The RSU grant will be subject to the terms and conditions of the Parent limited liability company agreement (the “LLC Agreement”), a long-term incentive plan and the award agreement.

You may elect to receive an additional cash award in lieu of the RSU grant. If you elect to receive the additional cash award instead of RSUs, the aggregate amount payable under the additional cash award will be fixed at the date of the Closing and will be equal to the number of your unvested Intel RSUs that are scheduled to vest after the first year multiplied by the Intel closing price on the last trading day prior to the Closing. You will not receive interest or share in any increase in or appreciation in the value of McAfee through this cash award. This additional cash award will vest on the same basis as the Intel RSUs to which they relate (or pursuant to a vesting schedule with earlier vesting dates). The cash award will be subject to the terms and conditions of a long-term incentive plan and the award agreement.

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Profits Interest. You will receive an equity grant consisting of profits interests, which is a form of partnership interest, in McAfee. Through your equity grant, you will share in the appreciation in the value of McAfee from the date of grant, which is expected to be the Closing. One-half of your grant will be subject to time-based vesting and the remainder will be subject to performance-based vesting. The grant will be subject to the terms and conditions of the LLC Agreement, a long-term incentive plan and the award agreement.

Looking ahead: Your compensation, including your base pay, cash incentive target and long-term incentive grants will be reviewed through McAfee’s annual performance review process. McAfee anticipates providing a comprehensive benefits package for eligible employees that will include a 401(k) Plan to be established by McAfee and medical, dental, vision, short-term and long term disability and life insurance programs. After the Closing, you will need to complete additional documents relating to employment with McAfee, including documents related to McAfee’s code of conduct, confidentiality and trade secret protection, certain post-employment restrictions, right to work in the US and export license controls. You acknowledge that this offer is expressly conditioned on your completion of such documents.

Taxation. Payments described in this letter will be subject to applicable taxes, deductions and withholdings.

Effective Date. This offer letter is contingent, and will become effective, upon the successful closing of the Transaction, subject to your continued service with Intel through the closing of the Transaction. If the Transaction does not close or your service with Intel terminates prior to the Closing, this offer will be null and void.

Assignment and Assumption. McAfee may assign its rights and obligations under this offer letter at any time to an affiliate or a successor, in which case, references in this offer letter to “McAfee” shall mean such affiliate or successor. In that event, the affiliate or successor will assume the rights and obligations of McAfee under this offer letter. You may not assign any of your rights or obligations hereunder.

Entire Agreement. Effective as of the Closing, this offer letter will supersede and replace all prior agreements and communications related to your Intel compensation following the Closing. This letter and your response are not intended to constitute, and shall not be construed to constitute, a contract of employment for a definite term. Employment with McAfee is on an at-will basis.

Our goal is to provide you with a rewarding career at McAfee with outstanding compensation.

John, thank you once again for all you do. We truly believe that McAfee’s best days are ahead of us. We have the assets, the technology, and the talent to win. We hope that you will be a critical part of this winning strategy and are delighted to be welcoming you to McAfee.

Sincerely,

Christopher Young

President

McAfee, Inc.

Accepted and Agreed:

John Giamatteo	Date

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